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                                                                    EXHIBIT 11.1
                           CMAC Investment Corporation
                        Schedule of Net Income Per Share


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
                                                                       Quarter Ended June 30       Six Months Ended June 30
                                                                       ---------------------       -------------------------
                                                                         1998         1997             1998         1997
                                                                         ----         ----             ----         ----

(In thousands, except per-share amounts and market prices)

Net income.............................................................  $22,225     $18,562        $43,277        $35,846
Preferred stock dividend adjustment....................................     (825)       (825)        (1,650)        (1,650)
                                                                        --------    --------       --------       --------
Adjusted net income....................................................  $21,400     $17,737        $41,627        $34,196

Average diluted stock options outstanding..............................  1,473.2     1,546.2        1,518.0        1,561.6
Average exercise price per share.......................................    21.27       16.19          21.06          16.16
Average market price per share - diluted basis.........................    62.47       39.86          63.31          37.39

Average common shares outstanding......................................   22,648      22,440         22,613         22,429
Increase in shares due to exercise of options -
 diluted basis.........................................................      982         918          1,019            882

Adjusted shares outstanding - diluted..................................   23,630      23,358         23,632         23,311

Net income per share - basic .......................................... $   0.95    $   0.79       $   1.84       $   1.52
                                                                        ========    ========       ========       ========

Net income per share - diluted......................................... $   0.91    $   0.76       $   1.76       $   1.47
                                                                        ========    ========       ========       ========
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